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Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218 FILE NO: 65607.45

JUNE 28, 2013

KKR Financial Holdings LLC
555 California Street, 50th Floor
San Francisco, CA 94104

KKR Financial Holdings LLC
Qualification as a Partnership

Ladies and Gentlemen:

        We have acted as special tax counsel to KKR Financial Holdings LLC, a Delaware limited liability company (the "Company"), in connection with the preparation of a prospectus (the "Prospectus") filed with the Securities and Exchange Commission on June 28, 2013 as part of a registration statement on Form S-3 (File No. 333-             ) (the "Registration Statement"), with respect to the offer and sale of common shares, preferred shares, depositary shares, warrants to purchase common shares, preferred shares, depositary shares or debt securities, subscription rights to purchase common shares, preferred shares, depositary shares or debt securities, debt securities, purchase contracts and purchase units to be offered from time to time pursuant to the Prospectus. You have requested our opinion as to certain U.S. federal income tax matters.

        In giving this opinion letter, we have examined the following:

  1.
  the Company's Amended and Restated Operating Agreement;

  2.
  the Registration Statement and the Prospectus filed as a part of the Registration Statement; and

  3.
  such other documents as we have deemed necessary or appropriate for purposes of this opinion.

        In connection with the opinions rendered below, we have assumed, with your consent, that:

  1.
  each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

  2.
  during its taxable year ending December 31, 2013, and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years, without regard to any qualification as to knowledge or belief;

  3.
  the Company will not make any amendments to its organizational documents after the date of this opinion that would affect the opinions expressed below; and

  4.
  no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

ATLANTA    AUSTIN    BANGKOK    BEIJING    BRUSSELS    CHARLOTTE    DALLAS    HOUSTON     LONDON    LOS ANGELES
McLEAN    MIAMI    NEW YORK    NORFOLK    RALEIGH    RICHMOND    SAN FRANCISCO    WASHINGTON
 www.hunton.com

        In connection with the opinions rendered below, we also have relied upon the correctness, without regard to any qualification as to knowledge or belief, of the factual representations contained in the Officer's Certificate. Where the factual representations in the Officer's Certificate involve terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have reviewed with the individual making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service, and other relevant authority. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations.

        Based solely on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussion in the Prospectus under the caption "Material U.S. Federal Income Tax Considerations" (which are incorporated herein by reference), we are of the opinion that:

          (a)   the Company will be treated as a partnership, and not as an association or a publicly traded partnership taxable as a corporation, under the Code; and

          (b)   the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Material U.S. Federal Income Tax Considerations" are correct in all material respects.

        We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will allow it to be taxed as partnership, and not as an association or a publicly traded partnership taxable as a corporation, for U.S. federal income tax purposes. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer's Certificate.

        We do not assume any responsibility for, and make no representation that we have independently verified, the accuracy, completeness, or fairness of the statements contained in the Prospectus (other than the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Material U.S. Federal Income Tax Considerations," as set forth in (b) above).

        The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations of any of the foregoing, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to partnership classification. No assurance can be given that the law will not change in a way that could cause the Company to be taxable as a corporation for U.S. federal income tax purposes.

        The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as described in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions "Material U.S. Federal Income Tax Considerations" and "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,
/s/ HUNTON & WILLIAMS LLP

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  Exhibit 8.1